Compensation Package of R. Stuart Dickson and Alan T. Dickson

R. Stuart Dickson and Alan T. Dickson retired from Ruddick Corporation as officers effective May 1, 2002. Upon retirement, they commenced receipt of retirement benefits pursuant to the Ruddick Supplemental Executive Retirement Plan and the Ruddick Corporation Employees' Pension Plan. They will commence receipt of their retirement benefits pursuant to the Ruddick Deferred Compensation Plan in January 2003.

In addition, as Chairman of the Executive Committee of the Board of Directors of Ruddick Corporation and Chairman of the Board of Directors of Ruddick Corporation, respectively, R. Stuart Dickson and Alan T. Dickson (the "Retiring Officers"), upon retirement from Ruddick Corporation and in exchange for their continuing services in those capacities, became entitled to the following elements of compensation:

1.  Non-employee Director Fees. The Retiring Officers, as non-employee Directors, became entitled to the standard annual base fee (currently $20,000 per person) plus an additional annual base fee of $30,000 per person. They also became entitled to the meeting fee (currently $1,000 per meeting) paid to other non-employee Directors.

2.  Medical and Dental Insurance. The Retiring Officers became entitled to receive such medical and dental insurance as the Corporation or they individually were able to arrange. Such insurance, when considered in combination with Medicare, was as comparable as reasonably possible to the medical and dental insurance provided by the Corporation to them prior to retirement. The Corporation pays an amount of premium toward the cost of such insurance equal to the amount paid on their behalf prior to retirement. The balance of the cost of such insurance is the responsibility of the Retiring Officers.

3.  Life Insurance. The Retiring Officers became entitled to receive such life insurance as the Corporation or they individually were able to arrange. Such insurance, when considered in combination with insurance provided to the Retiring Officers by the Key Executive Life Insurance Plan, Directors' Term Insurance and the Ruddick Corporation Senior Officers Insurance Program, equaled approximately the face amount of coverage provided for each them prior to retirement ($2,625,000 for R. Stuart Dickson and $1,625,000 for Alan T. Dickson). The cost of such insurance is borne by the Corporation except for such premiums or other amounts as paid prior to retirement by the Retiring Officers for such coverage.

4.  Accidental Death & Dismemberment Plan Insurance ("AD&D"). The Retiring Officers became entitled to receive AD&D comparable to that, which was provided prior to retirement, to the extent possible. The cost of such insurance is borne by the Corporation.

5.  Use of Ruddick Aircraft, Facilities, Office Space, Administrative Support and Parking Space. The Retiring Officers became entitled to use of the Ruddick aircraft, facilities, office space, administrative support and parking space comparable to that which was provided prior to retirement, to the extent such use does not interfere with normal use by the Corporation.

6.  Payment of Club Dues and Assessments. The Retiring Officers became entitled to payment by the Corporation on their behalf of club dues and assessments for various organizations in which the Retiring Officers hold membership.